Exhibit 10.17

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED

EXCLUSIVE SUB-LICENSE AGREEMENT FOR KD-026 AND KD-027

This EXCLUSIVE SUB-LICENSE AGREEMENT (this “Agreement”), is made and effective as of February 13, 2019 (the “Effective Date”) by and between Kadmon Corporation, LLC (f/k/a Kadmon Pharmaceuticals, LLC), a Delaware limited liability company with its principal office at 450 East 29th Street, New York, NY 10016 (“Kadmon” or “Sublicensor”) and Redux Therapeutics, LLC, a Massachusetts limited liability company having its principal office at 902 Turkey Run Road, McLean, VA 22101 (“Redux”). Kadmon and Redux each are referred to herein as a “Party” and are referred to together as the “Parties.”

BACKGROUND

WHEREAS, Kadmon is the exclusive sub-licensee of certain intellectual property rights relating to the Compounds (as defined below), and has the right to grant sublicenses under said intellectual property rights pursuant to that certain Sublicense Agreement, dated April 8, 2011, by and among Kadmon, NT Life Sciences, LLC and Surface Logix, Inc. (the “NTLS License”);

WHEREAS, Kadmon has independently generated additional intellectual property and data in connection with the Compounds (as defined below);

WHEREAS, Kadmon and Redux have previously entered into the Intellectual Property Option Agreement, dated October 23, 2017 (the “Option Agreement”), pursuant to which Kadmon granted Redux the exclusive option to obtain a worldwide, royalty-bearing exclusive license under the Licensed IP (as defined below) to develop, make, use, market, offer for sale and sell the Licensed Products (as defined below), including the right to sublicense such rights (the ”Option Right”);

WHEREAS, Redux provided Kadmon with notice of its election to exercise the Option Right on June 28, 2018; and

WHEREAS, the Parties wish to set forth the terms and conditions of such license.

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained herein, the parties therefore agree as follows:

Article 1.
DEFINITIONS

As used in this Agreement, the following terms have the meaning set forth in this Article 1.

1.1 “AAA” has the meaning set forth in Section 13.3.

1.2 “Affiliate” means, with respect to any Person, any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with such Person. For the purpose of this Section 1.2, “control” means the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

1.3 “Applicable Laws” means, with respect to each Party, all laws, codes, ordinances, statutes, rules, regulations, orders, decrees, judgments, injunctions, notices or binding agreements promulgated or entered into by any Governmental Authority having jurisdiction over such Party or such Party’s obligations under this Agreement, as the same may be amended, modified or repealed from time to time.

1.4 “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

1.5 “Code” has the meaning set forth in Section 12.10.

1.6 “Collaboration Documents” means the Merger Agreement, the SLX License, and the NTLS License.

1.7 “Collaboration Parties” means SLX and NTLS.

1.8 “Combination Product” means either (a) a Licensed Product containing as its active ingredients a Compound and one or more other active ingredients, or (b) a combination therapy priced and sold in a single package comprised of a Licensed Product and one or more other therapeutically, prophylactically or diagnostically active products, in each case (a) and (b), in all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Licensed Products in this Agreement shall be deemed to include Combination Products.

1.9 “Combination Product Adjustment” means, [***]

1.10 “Commercially Reasonable Efforts” means [***]

1.11 “Compound” means KD-026 and/or KD-027, as applicable.

1.12 “Confidential Information” means the terms of this Agreement (but not its existence) and all trade secrets, know-how and other proprietary confidential information of a Party or its Affiliates, licensees or sublicensees (including technical, business, financial and market information, patent disclosures, patent applications, structures, models, techniques, formula processes, compositions, compounds, antigens, antibodies, hybridomas, apparatus, designs, sketches, photographs, plans, drawings, specifications, samples, reports, customer lists, price lists, studies, findings, inventions and ideas) disclosed by either Party or their Affiliates, licensees or sublicensees or obtained through observation or examination of the other’s information or developments, but only to the extent that such information is maintained as confidential by the Party, Affiliate, licensee or sublicensee providing same and provided that, Confidential Information shall only include information that is either marked as “CONFIDENTIAL” or that, due to the nature of the information, the receiving Party, Affiliate, licensee or sublicensee should reasonably know is confidential.

1.13 “Control” means, with respect to any material, information or intellectual property right, that a Party owns or has a license to such item or right, and has the ability to grant the other Party access, a license or a sublicense (as applicable) in or to such item or right as provided in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.14 “Cover(ed)” shall mean, with respect to any Patent and the subject matter at issue, that, but for an ownership right or license granted under a Valid Claim of such Patent, the manufacture, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim.

1.15 “Diligence Obligations” has the meaning set forth in Section 6.2(a).

1.16 “Diligence Period” has the meaning set forth in Section 6.2(c).

1.17 “Disputes” has the meaning set forth in Section 13.1.

1.18 “Drug Master File” means the drug master file related to a Licensed Product filed with the United States Food and Drug Administration, or its equivalent in jurisdictions outside the United States.

1.19 “Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of preemption, right of first refusal or security interest of any kind.

1.20 “Existing Regulatory Files” has the meaning set forth in Section 3.1.

1.21 “First Commercial Sale” means, with respect to any Licensed Product and on a country-by-country basis, the first commercial sale of such Licensed Product by Redux or its Affiliates to Third Parties, including distributors and end-users following, if required by Applicable Law, Regulatory Approval, for use of consumption of such Licensed Product in such country by the general public. Sales of reasonable quantities for clinical trial purposes or compassionate or similar use shall not be considered to constitute First Commercial Sale.

1.22 “First Extended Diligence Period” has the meaning set forth in Section 6.2(b).

1.23 “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

1.24 “Indemnified Parties” has the meaning set forth in Section 11.1(b).

1.25 “Indemnified Proceeding” has the meaning set forth in Section 11.2.

1.26 “Indemnifying Party” has the meaning set forth in Section 11.2.

1.27 “Initial Diligence Period” has the meaning set forth in Section 6.2(a).

1.28 “Intellectual Property Rights” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) Patents, (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other indicia of source, together with the goodwill associated therewith, and all applications and registrations of the foregoing (“Trademarks”), (c) copyrights and works of authorship, whether or not copyrightable, and all applications and registrations of the foregoing, (d) domain names, websites, and all content and data thereon or relating thereto, (e) Inventions, and (1) trade secrets, know-how, discoveries, improvements, technology, business and technical information, databases, data compilations and collections, methods, processes, techniques, and other confidential and proprietary information and all rights therein.

1.29 “Invention” means any process, method, composition of matter, article of manufacture, discovery, improvement or finding that is conceived or reduced to practice, whether or not patentable.

1.30 “Kadmon Indemnified Party” has the meaning set forth in Section 11.1(a).

1.31 “Kadmon IP” means the Kadmon Patents and Kadmon Know-How.

1.32 “Kadmon Know-How” means any and all know-how, trade secrets and proprietary technology owned or Controlled by Kadmon or its Affiliates (but not including NTLS solely for purposes of this Section 1.32) as of the Effective Date (other than the SLX IP) that relate solely and directly to the Compounds, their use, formulation, preparation or manufacture or which is necessary or useful for the discovery, development, manufacture, import, use or sale of Licensed Products, including enhancements, manufacturing processes or protocols, writings, documentation, data, technical information, techniques, results of experimentation and testing, diagnostic and prognostic assays, specifications, databases, any and all laboratory, research, pharmacological, toxicological, analytical, quality control, pre-clinical and clinical data, safety data, chemistry, manufacturing and control data and other information and materials, whether or not patentable.

1.33 “Kadmon Patents” means any and all Patents owned or Controlled by Kadmon or its Affiliates (but not including NTLS solely for purposes of this Section 1.33) as of the Effective Date or at any time during the term of this Agreement (other than the SLX Patents) that relate solely and directly to the Compounds, a Valid Claim of which would, but for the license granted herein, be infringed by the discovery, manufacture, use, offer for sale, sale or importation of a Licensed Product, including the patents listed on Schedule 1.33.

1.34 “KD-026” means [***] and formerly known was “SLx-4090.”.

1.35 “KD-027” means [***] and formerly known was “SLx-2101.”

1.36 “Knowledge” means the actual knowledge of Harlan W. Waksal, M.D., President and Chief Executive Officer and Faical Miyara, PhD., Vice President, Business Development.

1.37 “License” has the meaning set forth in Section 2.1.

1.38 “Licensed IP” means the Kadmon IP and the SLX IP.

1.39 “Licensed Patents” means the Kadmon Patents and the SLX Patents.

1.40 “Licensed Product” means any pharmaceutical product in finished dosage form that contains any Compound as an active ingredient.

1.41 “Loss” has the meaning set forth in Section 11.1(a).

1.42 “Merger Agreement” means that certain Agreement and Plan of Merger dated April 8, 2011, by and among Nano Terra, Inc., NT Acquisition, Inc., Surface Logix, Inc., and Dion Madsen, as the Stockholder Representative.

1.43 “NDA” means a New Drug Application to be filed with the United States Food and Drug Administration, or any equivalent application in jurisdictions outside the United States.

1.44 “Net Sales” means, [***]

1.45 “NTLS” means NT Life Sciences, LLC.

1.46 “Off-label Use” means the unauthorized sale of a Licensed Product for clinical indications other than those stated in the labeling approved by the United States Food and Drug Administration or other applicable Regulatory Authority.

1.47 “Patents” means all intellectual property rights represented by or issuing from (a) United States and foreign issued patents and patent applications, (b) invention disclosures, and any patents and patent applications that are filed or issue therefrom; (c) all patent applications filed in any jurisdiction corresponding to or claiming priority from the patents and/or patent applications referred to in the foregoing clauses (a) and (b); (d) all divisionals, continuations and continuations-in-part of the patent applications referred to in the foregoing clauses (a), (b) and (c); (e) all patents issuing from the patent applications referred to in the foregoing clauses (a), (b), (c) and (d); (f) all reissues, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals, amendments and supplementary protection certificates of the patent and/or patent applications referred to in the foregoing clauses (a) through (e); and (g) all foreign counterparts of the patents and patent applications referred to in the foregoing clauses (a) through (f).

1.48 “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

1.49 “Phase 1 Clinical Trial” shall mean a clinical trial as defined in 21 C.F.R. 312.21(a), as may be amended from time to time, or any foreign equivalent thereto.

1.50 “Phase 2 Clinical Trial” shall mean a clinical trial as defined in 21 C.F.R. 312.21(b), as may be amended from time to time, or any foreign equivalent thereto.

1.51 “Phase 3 Clinical Trial” shall mean a clinical trial as defined in 21 C.F.R. 312.21(c), as may be amended from time to time, or any foreign equivalent thereto.

1.52 “Program” means the clinical program pursuing indications for any Compound or Licensed Product, as pursued by Kadmon or SLX.

1.53 “Program Field” means all diagnostic and therapeutic uses of a Compound.

1.54 “Redux Indemnified Party” has the meaning set forth in Section 11.1(b).

1.55 “Redux IP” has the meaning set forth in Section 9.1(b).

1.56 “Redux Patents” has the meaning set forth in Section 9.3(a).

1.57 “Regulatory Approval” means any and all approvals, with respect to any jurisdiction, or authorizations of a Regulatory Authority, that are necessary for the commercial manufacture, distribution, use, marketing or sale of a pharmaceutical product or diagnostic assay in such jurisdiction.

1.58 “Regulatory Authority” means, in respect of a particular country or jurisdiction, the Governmental Entity having responsibility for granting Regulatory Approvals in such country or jurisdiction.

1.59 “Regulatory Exclusivity” means, with respect to a Licensed Product in a country, the ability to exclude Third Parties from manufacturing or commercializing a product that could compete with such Licensed Product in such country, either through data exclusivity rights, orphan drug designation or other rights conferred by a Regulatory Authority in such country, other than through a patent.

1.60 “Regulatory Files” means any Drug Master File, IND, NDA, sNDA, FDA minutes, Chemistry Manufacturing Controls, or any other filings filed, now or in future, with any Regulatory Authority with respect to a Program or any Compound.

1.61 “Rules” has the meaning set forth in Section 13.3.

1.62 “Second Extended Diligence Period” has the meaning set forth in Section 6.2(c).

1.63 “sNDA” means a Supplemental New Drug Application to be filed with the United States Food and Drug Administration, or any equivalent application in jurisdictions outside the United States.

1.64 “SLX’ means Surface Logix, Inc.

1.65 “SLX IP” means the SLX Know-How and SLX Patents.

1.66 “SLX Know-How” means any and all know-how, trade secrets and proprietary technology sublicensed to Kadmon from NTLS, pursuant to the NTLS License, that relate solely and exclusively to the Compounds, their use, formulation, preparation or manufacture or which is necessary or useful for the discovery, development, manufacture, import, use or sale of Licensed Products, including enhancements, manufacturing processes or protocols, writings, documentation, data, technical information, techniques, results of experimentation and testing, diagnostic and prognostic assays, specifications, databases, any and all laboratory, research, pharmacological, toxicological, analytical, quality control, pre-clinical and clinical data, safety data, chemistry, manufacturing and control data and other information and materials, whether or not patentable.

1.67 “SLX License” means that certain License Agreement, dated April 8, 2011, by and among SLX and NTLS.

1.68 “SLX Patents” means any and all Patents sublicensed to Kadmon from NTLS, pursuant to the NTLS License, that relate solely and exclusively to the Compounds, a Valid Claim of which would, but for the license granted herein, be infringed by the discovery, manufacture, use, offer for sale, sale or importation of a Licensed Product, including the patents listed on Schedule 1.68.

1.69 “Sublicense Revenue” means the total gross proceeds, including without limitation any upfront fees, license fees, maintenance fees, royalties, or milestone payments, whether consisting of cash or any other forms of consideration and whether any rights other than Licensed IP are granted, which aggregate gross proceeds are received by Redux or its Affiliates from any sublicensee in consideration of the assignment of, or grant of a license or sublicense under or of an option to acquire, license or sublicense, the Licensed IP or other grant of a right to develop or commercialize the corresponding Licensed Product; provided, however, that if rights other than the Licensed IP and any other rights related to a Licensed Product, are granted by Redux or its Affiliates to a sublicensee, then Sublicense Revenue shall not include proceeds received by Redux or its Affiliates that are reasonably attributed to such other rights. Notwithstanding the foregoing, Sublicense Revenue shall not include [***]

1.70 “Tangible Materials” means any tangible documentation, know-how, data, reports, records or other materials or information, whether written or electronic, that is Controlled by Kadmon, embodying or related to the Licensed IP, the Regulatory Files, the Compounds or the Program, including, but not limited to, documentation, patent applications and invention disclosures.

1.71 “Term” has the meaning set forth in Section 12.1.

1.72 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.73 “Valid Claim” means any claim in any (a) unexpired and issued patent that has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court or other governmental agency of competent jurisdiction, or (b) patent application that has not lapsed, in the case of a provisional patent application, or been cancelled, withdrawn or abandoned without the possibility of revival, nor has been pending for more than [***] from the earliest priority date claimed for such application.

Article 2.
(SUB)LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, and subject to Schedule 2.1, Kadmon hereby grants to Redux a worldwide, exclusive (even as to Kadmon), non-transferable (except as expressly provided herein), sublicense under the SLX IP, and license under the Kadmon IP (including Kadmon’s interest in any joint IP pursuant to Section 9.1) , (collectively, the “License”) (with the right to grant sublicenses solely as provided in Section 2.2), to make, have made, manufacture, have manufactured, formulate, use, have used, sell, offer for sale, have sold, import, export, research, develop, have developed, register, transport, distribute, promote, market or otherwise dispose or offer to dispose of Licensed Products in the Program Field.

2.2 Sublicenses. Redux has the right to grant written sublicenses (in whole or in part and through one or more tiers of sublicensees) under the License. Each sublicense granted pursuant to this Section 2.2 shall be consistent in all respects with this Agreement and the Collaboration Documents, which sublicenses shall include a provision binding sublicensees to all terms hereof and of the NTLS License which are, in each case, intended for the protection or benefit of Kadmon and the Collaboration Parties and their respective Affiliates, and the Company Securityholders (as defined in the Merger Agreement). Redux agrees to deliver to Kadmon, the Collaboration Parties and their respective Affiliates for informational purposes (and under an obligation of confidentiality) a true and correct copy of each sublicense granted by Redux or any sublicensee and any modification or termination thereof within [***] after execution, modification or termination; provided, however, that Redux may redact from such copy economic terms that are confidential and are not related to compliance with this Agreement and/or the Collaboration Documents as long as Redux provides Kadmon, the Collaboration Parties, and their respective Affiliates with all terms Kadmon, the Collaboration Parties, and/or their respective Affiliates would reasonably deem necessary to insure that Redux is meeting its obligations under this Agreement.

2.3 No Implied Rights. Only the sublicenses granted pursuant to the express terms of this Agreement are of any legal force or effect. No other sublicense rights are granted or created by implication, estoppel or otherwise. All rights not explicitly granted hereunder are reserved.

Article 3.
DELIVERY/TRANSFER

3.1 Existing Regulatory Files. To the extent not already transferred in connection with the Option Agreement, within [***]following a written request from Redux but in no event more than [***] following the Effective Date, Kadmon and Redux shall, at Redux’s sole cost and expense, take all actions necessary to assign, convey and transfer to Redux or its designee the Regulatory Files relating to the Program, existing as of the Effective Date, and set forth on Schedule 3.1 (the “Existing Regulatory Files”), solely to the extent that such Regulatory Files are transferable; provided, however, that Kadmon retains, on behalf of it and the Collaboration Parties and their respective licensees, a right of reference with respect to, and right to use, the Existing Regulatory Files. Redux shall reimburse Kadmon for all costs and expenses incurred by Kadmon in connection with the transfer of such Existing Regulatory Files. In the event that any of the Existing Regulatory Files are not transferable, Kadmon hereby grants Redux a right of reference with respect to, and right to use, such Existing Regulatory Files. Without limiting the foregoing, the Parties understand and agree that the assignment of such Existing Regulatory Files in accordance with this Section 3.1 does not include an assignment of any Licensed IP. For the avoidance of doubt, in the event that any filings, submissions and/or payments or fees are required to be made following the Effective Date with respect to the Existing Regulatory Files, such filings, submissions and/or payments or fees shall be Redux’s sole responsibility, whether or not such Existing Regulatory Files have been transferred to Redux under this Section 3.1.

3.2 Tangible Materials and Related Third Party Contracts. To the extent not already transferred in connection with the Option Agreement, within [***] following a written request from Redux but in no event more than [***] following the Effective Date, Kadmon shall deliver to Redux copies of all then existing Tangible Materials, solely to the extent related to a Licensed Product. Additionally, Kadmon shall (a) transfer to Redux any Third Party contracts, or relevant portion thereof, into which Kadmon has entered regarding a Licensed Product, or (b) if such contracts are not transferable, assist Redux in establishing an independent contractual relationship with such Third Parties.

3.3 Redux IP Materials. Within [***] after a written request by Kadmon, Redux shall, at Kadmon’s sole cost and expense, deliver to Kadmon or any of the Collaboration Parties, as applicable, copies of any or all then existing tangible documentation, know how, data, reports, records or other materials or information, whether written or electronic, embodying or relating to any Redux IP, including, but not limited to, documentation, patent applications and invention disclosures. In addition, upon the reasonable request of Kadmon, Redux shall, and shall cause its Affiliates and sublicensees to, provide reasonable assistance and support to Kadmon or its designee, including, without limitation, to answer Kadmon’s or its designee’s questions and to provide Kadmon and/or its designee with advice and expertise related to such Redux IP and/or materials and information provided pursuant to this Section 3.3. All such information shall be deemed Redux Confidential Information.

3.4 Master Clinical and Safety Data. Redux shall, on Kadmon’s behalf and as an agent of Kadmon, cooperate with SLX and NTLS to establish and maintain, as applicable, within a reasonable time after the Effective Date, a centralized master database of clinical and safety data related to the Licensed Products. Redux shall administer such databases on Kadmon’s behalf and as an agent of Kadmon. Redux shall grant Kadmon, NTLS, SLX and SLX’s designees access to such databases, including, without limitation, access adequate to allow NTLS to meet its reporting obligations under the SLX License.

Article 4.
CONSIDERATION; PAYMENTS

4.1 Royalty Payments. In consideration for the License, Redux shall, within forty-five (45) days after the conclusion of each calendar quarter in which Net Sales are generated or Sublicense Revenue is received, pay Kadmon an amount equal to [***] Percent ([***]%) of each of (a) the Net Sales and (b) Sublicense Revenue for such calendar quarter, in accordance with the provisions of this Article 4. Royalty payments shall be payable, on a country-by-country and on a Licensed Product-by-Licensed Product basis, until the later of (y) expiration or invalidation of the last Valid Claim of a corresponding Licensed Patent covering such Licensed Product in such country, and (z) expiration of any Regulatory Exclusivity for such Licensed Product in any such country. Following the earlier of the First Commercial Sale and Redux’s receipt of Sublicense Revenue, Redux shall provide Kadmon with written notice within [***] of the conclusion of any calendar quarter during which neither Net Sales nor Sublicense Revenue is generated.

4.2 Mode of Payment; Currency Conversion. As used in this Agreement, all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States, and Redux shall make all payments required hereunder in the manner set forth herein, and shall make all other payments otherwise due under this Agreement by wire transfer in immediately available funds to an account designated by Kadmon, in U.S. dollars. All calculations made to determine the payment required hereunder shall first be determined in the currency of the country in which the Licensed Products from which such payment arises were sold and then converted into equivalent U.S. dollars. Such conversion shall be made at the exchange rate published in The Wall Street Journal, U.S. Eastern Edition, on the last Business Day of the period to which such payment pertains.

4.3 Taxes. Each Party shall each bear any and all taxes levied against such Party on account of any payment received by Kadmon, respectively, under this Agreement. In the event that Redux is required, under Applicable Laws, to withhold any deduction or tax from any payment due to Kadmon under this Agreement, such amount shall be deducted from the payment to be made by Redux and paid to the proper taxing authority; provided, however, that Redux shall take reasonable and lawful actions to avoid or minimize such withholding and promptly notify Kadmon, as applicable, so that Kadmon may take lawful actions to avoid or minimize such withholding. Redux shall promptly furnish Kadmon, as applicable, with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the relevant Governmental Authority related to any application by Kadmon for foreign tax credit for such payment. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

4.4 Payment Obligations Under the Collaboration Documents. For the avoidance of doubt, the terms of this Agreement set forth Redux’s sole payment obligations with respect to the assets assigned and the rights granted to Redux under this Agreement and Redux shall not be responsible for any payment obligations under the Collaboration Documents.

Article 5.
ROYALTY REPORTS AND RECORDS

5.1 Royalty Reports. Simultaneously with delivery of payment and/or notice, as applicable, to Kadmon in accordance with Section 4.1, Redux shall deliver to Kadmon a report identifying the Licensed Product, each country in which the Licensed Product is sold, the gross sales and Net Sales for each such country, and the aggregate amount of Sublicense Revenue received, as applicable. Redux acknowledges and agrees that Kadmon may share such report with the Collaboration Parties and the Stockholder Representative and Company Securityholders (each, as defined in the Merger Agreement); provided, however, that such reports shall be deemed Redux Confidential Information, and such reports shall be kept confidential by the Stockholder Representative and not disclosed to any other party other than to Stockholder Representative’s accountants and to the Company Securityholders and their accountants, each of whom shall be obligated to keep such information confidential (except as required by Applicable Law).

5.2 Records Retention; Audit. Redux and its Affiliates shall, and shall use Commercially Reasonable Efforts to cause its sublicensees to, keep accurate books and records setting forth gross sales of each Licensed Product, Net Sales of each Licensed Product and/or Sublicense Revenue received, as applicable, and amounts payable hereunder to Kadmon for each Licensed Product sold and/or any Sublicense Revenue received. Upon Kadmon’s request, Redux and its Affiliates shall, and shall use its Commercially Reasonable Efforts to cause its sublicensees to, permit any of Kadmon, the Collaboration Parties, and/or the Stockholder Representative (as defined in the Merger Agreement), by independent certified public accountants contracted by Kadmon, the Collaboration Parties, and/or the Stockholder Representative, as applicable, and reasonably acceptable to Redux, its Affiliate, or its sublicensee, as the case may be, to examine such books and records at any reasonable time, upon reasonable notice, but not later than [***] following the rendering of the corresponding reports pursuant hereto. The foregoing right of examination may be exercised only once during each [***] period during which payments hereunder are accrued, unless good cause otherwise exists. Redux or its Affiliates or sublicensees, as the case may be, may require such accountants to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Kadmon, the Collaboration Parties, and/or the Stockholder Representative (as defined in the Merger Agreement), as applicable, any information, other than such as relates to the conclusion regarding the accuracy of the corresponding reports and payments made in connection therewith. The opinion of said independent accountants regarding such reports and related true-up payments shall be binding on the parties, other than in the case of manifest error. The Parties shall use good faith efforts to reconcile any underpayment or overpayment within [***] after the accountant delivers the results of the audit. Responsibility (a) for the cost of any such audit shall be borne by the auditing party, unless such examination and review requires that a true up payment be made to Kadmon that represents more than [***] Percent ([***]%) of the payment made under said sections, in which case the costs shall be borne by Redux.

Article 6.
COMMERCIALIZATION

6.1 Diligence Efforts. Redux shall use Commercially Reasonable Efforts to develop, obtain and maintain Regulatory Approvals for, and commercialize the Licensed Products.

6.2 Phase 2 or Phase 3 Clinical Trial.

(a) Initial Diligence Period. Within [***] of the Effective Date (the “Initial Diligence Period”), Redux shall, on its own, through a sublicensee and/or with a partner, initiate a Phase 2 or Phase 3 Clinical Trial with respect to at least one (1) Compound in either, (i) for Licensed Products containing KD-027, oncology or cardiovascular diseases including, without limitation, hypertension, or (ii) for Licensed Products containing KD-026, such indication as KD-026 shall have a reasonable basis for efficacy, provided, however, that Redux shall promptly provide Kadmon with written notice of its intention to pursue such indication (collectively, the “Diligence Obligations”). For purposes of this Section 6.2, “initiate a Phase 2 or Phase 3 Clinical Trial” means enrolling at least [***] in a Phase 2 Clinical Trial or Phase 3 Clinical Trial, as applicable, for a Compound. Notwithstanding the foregoing, if Redux is required by the FDA to conduct a Phase 1 Clinical Trial prior to a Phase 2 Clinical Trial and Redux initiates such a Phase 1 Clinical Trial within the Initial Due Diligence Period, the Initial Due Diligence Period shall be extended until [***] following completion of such Phase 1 Clinical Trial.

(b) First Extended Diligence Period. In the event that Redux fails to satisfy the Diligence Obligations during the Initial Diligence Period, Redux shall have the option, in its sole discretion, to extend the Initial Diligence Period by an additional [***] (the “First Extended Diligence Period”). Redux shall, if applicable, within [***] of the expiration of the Initial Diligence Period, deliver to Kadmon written notice of its failure to satisfy the Diligence Obligations and its determination of whether to exercise its option to extend the Initial Diligence Period. In the event that Redux exercises its option to extend the Initial Diligence Period, Redux shall deliver to Kadmon, simultaneously with the written notice described in the foregoing sentence, a non-refundable, one-time, lump sum payment of [***] Dollars ($[***]). In the event that Redux chooses not to exercise its option to extend the Initial Diligence Period, Kadmon shall have the right to terminate this Agreement immediately by providing Redux with written notice of such termination within [***] of receipt of notice from Redux confirming its decision not to exercise such option.

(c) Second Extended Diligence Period. In the event that Redux fails to satisfy the Diligence Obligations during the First Extended Diligence Period, Redux shall have the option, in its sole discretion, to extend the First Extended Diligence Period by an additional [***] (the “Second Extended Diligence Period,” and, together with the Initial Diligence Period and First Extended Diligence Period, the “Diligence Period”). Redux shall, if applicable, within [***] of the expiration of the First Extended Diligence Period, deliver to Kadmon written notice of its failure to satisfy the Diligence Obligations and its determination of whether to exercise its option to extend the First Extended Diligence Period. In the event that Redux exercises its option to extend the First Extended Diligence Period, Redux shall deliver to Kadmon, simultaneously with the written notice described in the foregoing sentence, a non¬refundable, one-time, lump sum payment of [***] Dollars ($[***]). In the event that Redux chooses not to exercise its option to extend the First Extended Diligence Period, Kadmon shall have the right to terminate this Agreement immediately by providing Redux with written notice of such termination within [***] of receipt of notice from Redux confirming its decision not to exercise such option.

6.3 Diligence Milestone; Reversion. Redux hereby acknowledges the reversion provisions in Article VIII of the Merger Agreement. Kadmon hereby grants Redux a right of substitution under the SLX Agreement and/or the NTLS License, as applicable, to act jointly with SLX to contest any claim of reversion relating to the Compounds, if any, by the Stockholder Representative under the Merger Agreement.

6.4 Diligence Reports. Redux shall keep Kadmon informed as to Redux’s progress in developing and commercializing Licensed Products under this Agreement. Upon Kadmon’s request, Redux shall provide updates, data and other information regarding the activities of Redux and its sublicensees in connection with its obligations under this Agreement. Without limiting the generality of the foregoing, Redux shall deliver semi-annual reports to Kadmon and its designees, if applicable, within [***] after July 1 and January 1 of each calendar year, containing reasonably detailed information concerning (a) Redux’s (and, as applicable, its sublicensees’) progress with respect to the development and commercialization of Licensed Products during the immediately preceding [***], (b) what progress Redux expects to make during the next [***], and (c) any additional information reasonably requested by the Kadmon. Such report shall include at least the following information: (v) a list of all active and closed Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials of each Licensed Product and the anticipated timing for any results, (w) a list of all anticipated Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials of Licensed Products and the anticipated timing thereof, (x) a list of planned Regulatory Filings and Regulatory Approvals and the anticipated timing of such filings and approvals, (y) the current status and anticipated timetable for all commercial launches of Licensed Products, and (z) a reasonably detailed listing and description of all other material efforts being made and anticipated to be made to develop and commercialize Licensed Products.

6.5 Control and Ownership of Regulatory Filings. Subject to Kadmon and the Collaboration Parties’ and their licensees’ right of reference set forth in Section 3.1, Redux shall have sole discretion, control and responsibility to draft, prepare, submit, file, and maintain at its own cost and expense, all Regulatory Files required to develop and/or commercialize the Licensed Products in the Program Field. All such Regulatory Files shall be in the name of, and be owned solely by, Redux. In addition, Redux shall have sole control and responsibility in the conduct of all pricing and reimbursement approval proceedings related to the Licensed Products in the Program Field.

6.6 Foreign Registration. Redux may register this Agreement, at its sole cost and in its reasonable discretion, with any foreign Governmental Authority that requires such registration.

6.7 Use of Names; Publicity. Redux shall have no right to use any trademark owned or used by (or confusingly similar to any trademark owned or used by) Kadmon or any of the Collaboration Parties or their Affiliates without such party’s prior written consent. Neither Party shall have the right to publicize this Agreement or its relationship with the other Party without the other Party’s prior written approval, except as may be required to comply with Applicable Laws and/or the rules and regulations of the U.S. Securities and Exchange Commission and/or the stock exchange upon which the securities of either Party is listed (in which event, the publicizing Party shall provide the other Party with an opportunity to review and comment on any such materials, and the publicizing Party shall not unreasonably refuse to accept any comments made by the other party and acceptable to the relevant securities agency or stock exchange, as applicable).

6.8 Patent Marking. Redux shall mark all Licensed Products in accordance with Applicable Laws relating to patent marking in the country or countries of manufacture and sale thereof.

Article 7.
CONFIDENTIAL INFORMATION

7.1 Confidentiality, Permitted Use and Disclosure. Each Party shall, and shall cause its Affiliates, licensees and sublicensees to:

(a) keep all Confidential Information disclosed to it by or on behalf of the other Party or such other Party’s Affiliates, licensees or sublicensees in strictest confidence;

(b) not directly or indirectly duplicate, use or permit the use of any Confidential Information of the other Party or such other Party’s Affiliates, licensees or sublicensees, except as reasonably required or useful to perform its obligations or exercise its rights under this Agreement; and

(c) not directly or indirectly disclose any Confidential Information disclosed to it by or on behalf of the other Party or such other Party’s Affiliates, licensees or sublicensees, other than to employees or agents of the receiving Party, its Affiliates, and/or of licensees or sublicensees who reasonably require knowledge of such Confidential Information to perform its obligations under this Agreement; provided that each such employee or agent shall be subject to confidentiality and non-use obligations no less restrictive than those set forth herein. The receiving Party, Affiliate, licensee or sublicensee shall use commercially reasonable efforts to ensure that each such employee and agent maintains in strictest confidence all Confidential Information disclosed to such employee or agent.

7.2 Property of Disclosing Party; Return of Information. Confidential Information of a disclosing Party, or its Affiliate, licensee or sublicensee and all embodiments and expressions of such Confidential Information, including, for the avoidance of doubt, all reports, notes, reprints, descriptions, copies, and summaries that incorporate or are based on such Confidential Information, shall be and remain the property of the disclosing Party, Affiliate, licensee or sublicensee at all times, and, to the extent in the possession of a receiving Party, Affiliate, licensee or sublicensee or under its control, shall be returned to the disclosing Party, Affiliate, licensee or sublicensee upon the request of the disclosing Party, Affiliate, licensee or sublicensee except for a single copy that may be retained in the legal department of the receiving Party, Affiliate, licensee or sublicensee for record keeping purposes only or as required by Applicable Law. Notwithstanding anything to the contrary, all Confidential Information related to the License or the Compounds developed by or on behalf of Redux under this Agreement shall be deemed Redux Confidential Information.

7.3 Exclusion. Notwithstanding the foregoing, “Confidential Information” shall not include and the receiving Party, Affiliate, licensee or sublicensee shall not be liable for the disclosure or use of any information disclosed by a Party, or its Affiliate, licensee or sublicensee that was:

(a) at the time of disclosure by the disclosing Party, or its Affiliate, licensee or sublicensee to the receiving Party, or its Affiliate, licensee or sublicensee, in the possession of the receiving Party, o r its Affiliate, licensee or sublicensee as shown by competent contemporaneous written records of the receiving Party, or its Affiliate, licensee or sublicensee, not as a result of any unauthorized act or omission on the part of the receiving Party, or its Affiliate, licensee or sublicensee or any Third Party on their behalf;

(b) at the time of use by the receiving Party, or its Affiliate, licensee or sublicensee, independently developed by the receiving Party, or its Affiliate, licensee or sublicensee without reference to or reliance on information from the disclosing Party, or its Affiliate, licensee or sublicensee, as shown by competent contemporaneous written records of the receiving Party, or its Affiliate, licensee or sublicensee; or

(c) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates.

7.4 Authorized Disclosures. Notwithstanding any other provision of this Article 7, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances: (a) filing or prosecuting Patents as permitted by this Agreement; (b) making regulatory filings for Licensed Products; (c) prosecuting or defending litigation as permitted by this Agreement; (d) complying with applicable court orders, governmental regulations, and/or Applicable Law, so long as the disclosing Party, or its Affiliate, licensee, or sublicensee, as applicable, is promptly given prior written notice of such required disclosure; (e) disclosure to consultants, investors, bankers, lawyers, accountants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, provided, in each case, that any such consultant, investor, banker, lawyer, accountant, agent or Third Party is bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; and (f) complying with Applicable Law and/or the rules and regulations of the U.S. Securities and Exchange Commission and/or the stock exchange upon which the securities of either Party is listed. Any information disclosed pursuant to this Section 7.4 shall remain Confidential Information for all other purposes, and the disclosing Party shall continue to be subject to the confidentiality obligations set forth herein with respect to such Confidential Information for all other purposes. The Parties acknowledge and agree that Kadmon shall have the right to disclose Redux’s Confidential Information to the Collaboration Parties, and, subject to Redux’s consent, which consent shall not be unreasonably withheld or delayed, the Collaboration Parties may disclose such Confidential Information solely to the extent such disclosure is required under, and in accordance with, the provisions of the Collaboration Documents and provided in each case, that the Collaboration Parties and third parties, as applicable, are bound by obligations of confidentiality and non¬use at least as stringent as those set forth herein. For the avoidance of doubt, and notwithstanding any other provision in this Agreement, the Collaboration Parties and third parties in the foregoing sentence shall have the right to disclose such Confidential Information to the extent required to comply with Applicable Law and/or the rules and regulations of the U.S. Securities and Exchange Commission and/or the stock exchange upon which the securities of such Person is listed. Notwithstanding any other provision to the contrary, Redux shall have the right to disclose SLX Know-How and Kadmon Know-How, as needed in connection with its activities under this Agreement; provided, however, that Redux shall provide Kadmon with prior written notice of its intention to disclose the results of the Study of KD-026 in Combination with Metformin in Subjects with Type 2 Diabetes Mellitus (NCT02434744), sponsored by Kadmon, including, without limitation, a copy of the proposed disclosure and description of the Person, on a no-names basis, to whom Redux intends to disclose such information, and the Parties shall collaborate and mutually agree upon such disclosure.

7.5 Survival. The confidentiality obligations set forth in this Article 7 shall survive the expiration or termination of this Agreement.

Article 8.
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Mutual Representations, Warranties and Covenants. Each Party represents and warrants to the other Party that:

(a) it has the power and authority to execute and deliver this Agreement and to perform the acts required of it hereunder,

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, and this Agreement constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms,

(c) the execution, delivery and performance of this Agreement does not and will not, as of the Effective Date, (i) violate, conflict with or result in the breach of any provision of its certificate of incorporation, operating agreement or by laws, (ii) violate any Applicable Law, or (iii) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under any contract, agreement or arrangement by which it is bound, and

(d) it shall perform the activities contemplated by this Agreement in accordance with all Applicable Laws, in all material respects.

8.2 Kadmon Representations and Warranties. Kadmon represents and warrants to Redux that, as of the Effective Date, to the Knowledge of Kadmon:

(a) it owns or Controls right, title, and interest in and to, including the rights to grant the exclusive licenses/sublicenses granted and rights assigned under this Agreement with respect to, (i) all of the Licensed Patents and (ii) the Existing Regulatory Files;

(b) no Third Party is engaging in conduct that infringes upon, conflicts with, or misappropriates or otherwise violates Kadmon’s rights in the Licensed IP;

(c) none of the Licensed IP has been adjudged invalid or unenforceable by any court of competent jurisdiction;

(d) Kadmon has not received any notice, whether written or verbal, of any claims that the manufacture, use, sale, offer for sale or importation of Licensed Products in the form and for the use being developed by Kadmon as of the Effective Date, do or will infringe upon, conflict with, misappropriate or otherwise violate any Intellectual Property Rights of any Third Party;

(e) it is in compliance with the NTLS License, in all material respects, and NTLS has no intention of terminating the NTLS License; and

(f) it shall not disclose the SLX Know-How and/or the Kadmon Know-How to any Third Party during the Term, unless required by Applicable Law and/or the rules and regulations of the U.S. Securities and Exchange Commission and/or the stock exchange upon which the securities of Kadmon is listed.

8.3 Disclaimer. Nothing in this Agreement is or shall be construed as:

(a) an obligation to bring or prosecute actions or suits against Third Parties for infringement or misappropriation of any of the Licensed IP; or

(b) granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Kadmon or Third Parties other than the License, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Licensed IP.

8.4 No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 8.1 and 8.2, KADMON MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE LICENSED IP, LICENSED PRODUCTS (AND THE COMPOUNDS THEREIN), TANGIBLE MATERIALS AND EXISTING REGULATORY FILES ARE PROVIDED “AS IS” WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND. KADMON EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR NON- INFRINGEMENT. KADMON DOES NOT WARRANT THE PERFORMANCE OF ANY LICENSED PRODUCT, INCLUDING THEIR SAFETY, EFFECTIVENESS OR COMMERCIAL VIABILITY.

8.5 Acknowledgement; Compliance with NTLS License.

(a) Kadmon (i) shall use commercially reasonable efforts to comply with the terms of the NTLS License, in all material respects and to keep the NTLS License in effect; (ii) shall not agree to amend the NTLS License in a way that would adversely affect Redux’ rights under this Agreement (including with respect to Section 13.8.3 of the NTLS License) in any material respect; and (iii) shall take no action to terminate the NTLS License unless Section 13.8.3 of the NTLS License remains in effect; provided that, if, at any time, SLX attempts to terminate the NTLS License or the licenses granted to Kadmon pursuant to the NTLS License, Kadmon will, at Redux’s expense, act jointly with Redux and use commercially reasonable efforts to (x) contest any such attempt to terminate the NTLS License or the licenses granted to Kadmon pursuant to the NTLS License, and/or (y) enforce the provisions of Section 13.8.3 of the NTLS License.

(b) Notwithstanding any provision in this Agreement to the contrary, Redux acknowledges and agrees that the rights granted herein, and all of the provisions of this Agreement, are subject to the provisions of the NTLS License. Subject to the foregoing, Kadmon shall use commercially reasonable efforts to cause the Collaboration Parties to cooperate with respect to the matters set forth in this Agreement; provided, however, for the avoidance of doubt, Kadmon shall have no liability for the failure of the Collaboration Parties to cooperate with respect to any matter set forth herein, provided that Kadmon has used such commercially reasonable efforts described in Section 8.5(a).

Article 9.
INTELLECTUAL PROPERTY OWNERSHIP AND PROSECUTION

9.1 Ownership.

(a) Licensed LP. The Parties acknowledge and agree that, (i) Kadmon is, and shall remain, the owner of all Kadmon LP, and (ii) SLX is, and shall remain, the owner of all SLX IP.

(b) Redux IP. Except as set forth in Section 9.1(c), Redux shall be the sole and exclusive owner of all Intellectual Property Rights developed by Redux or its Affiliates under this Agreement in connection with the Licensed Products in the Program Field (the “Redux IP”).

(c) Inventions Arising Under this Agreement. Inventorship of any Inventions arising under this Agreement, whether or not patentable, shall be determined in accordance with United States patent law. Any Invention (i) for which the named inventors are solely employees or agents of any of Kadmon, the Collaboration Parties, or their respective Affiliates shall be owned by Kadmon or such Collaboration Party, as applicable, (ii) for which the named inventors are solely employees or agents of Redux or its Affiliates, shall be owned by Redux, and (iii) for which the named inventors are both employees or agents of any of Kadmon, the Collaboration Parties, or their respective Affiliates, on the one hand, and Redux or its Affiliates, on the other hand, shall be jointly owned by Kadmon and/or such Collaboration Party, as applicable, and Redux.

9.2 Prosecution and Maintenance of Licensed Patents in the Program Field.

(a) Kadmon Patents.

(i) Prosecution and Maintenance. Redux shall, on Kadmon’s behalf and as Kadmon’s agent, control the preparation, filing, prosecution and maintenance of all Kadmon Patents in the Program Field; provided, however, that Redux shall instruct patent counsel to (1) keep Kadmon fully informed of the progress of all patent applications and patents, including, without limitation, providing Kadmon with copies of all invoices, payments and material correspondence related to the prosecution of such Kadmon Patents, and (2) give Kadmon reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures and material correspondence with the applicable Patent Office, and shall not unreasonably refuse to accept and/or incorporate any of Kadmon’s comments and/or suggestions. In addition, Redux shall provide SLX with (A) an update and the details regarding the filing, prosecution and maintenance status for each such patent and patent application upon request and/or promptly following the end of each calendar quarter, and (B) drafts of all proposed filings (including the initial application and any material correspondence with any Third Parties related to any filings) in a manner that allows SLX a reasonable opportunity to review and comment before such filings are made or due, and Redux shall not unreasonably refuse to accept any suggestions, recommendations or instructions from SLX in connection with the preparation, filing, prosecution, defense and maintenance of such patents and patent applications. Redux shall provide Kadmon with written notice of all such communication between Redux and SLX. Redux will not finally abandon any patent application related to any Kadmon Patent without Kadmon’s prior written consent. Redux shall prepare, file, prosecute and defend the Kadmon Patents in a way that will not be detrimental to the research, development or commercialization of the Licensed Product.

(ii) Broad Claims. Redux shall use Commercially Reasonable Efforts to seek the allowance of broad generic claims in all Kadmon Patents, consistent with Redux’s and its counsel’s determination of enforceability, business considerations and other factors.

(iii) Funding. Redux shall bear all costs and expenses (including attorneys’ fees) in connection with the preparation, filing, prosecution and maintenance of the Kadmon Patents.

(iv) Interferences and/or Reexaminations. Redux shall be responsible for the costs of any interference or reexamination initiated by Redux with respect to the Kadmon Patents, unless the Parties mutually agree in writing.

(b) SLX Patents.

(i) Prosecution and Maintenance. SLX and Redux, on Kadmon’s behalf and as an agent of Kadmon, shall jointly control the prosecution and maintenance of all SLX Patents in the Program Field and shall together have final decision-making authority with respect to the preparation, filing, prosecution and maintenance of all such SLX Patents. All patent applications under such SLX Patents shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen by SLX and reasonably acceptable to Redux. Said independent patent counsel shall be ultimately responsible to SLX. SLX shall instruct patent counsel to keep SLX, Kadmon and Redux fully informed of the progress of all patent applications and patents, including providing Kadmon and Redux with copies of all invoices, payments and material correspondence related to the prosecution of such SLX Patents, and to give SLX, Kadmon and Redux reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures. Redux will not consent to abandonment of any patent application related to any SLX Patent without Kadmon’s prior written consent. Without limiting the foregoing, Redux shall reasonably cooperate with Kadmon, SLX and all of SLX’s licensees to coordinate the preparation, filing, prosecution and maintenance of such SLX Patents. In connection with this arrangement SLX and Redux shall use reasonable efforts to mutually agree upon:

(1) outside patent prosecution counsel to manage the preparation, filing, prosecution and maintenance of such SLX Patents;

(2) a procedure whereby Redux will, on Kadmon’s behalf and as an agent of Kadmon, with minimal or no regular involvement by SLX, direct the preparation, filing, prosecution and maintenance, in the name of SLX, of such SLX Patents. This procedure shall, at a minimum, (A) require outside counsel to provide SLX, Kadmon and Redux with regular periodic updates and details regarding the preparation, filing, prosecution and maintenance of such SLX Patents, (B) require outside counsel to provide SLX, Kadmon and Redux with drafts of all proposed filings in a manner that allows SLX, Kadmon and Redux a reasonable opportunity for review and comment before such filings are made or due, and (C) require the written consent of Redux prior to discontinuing to file, prosecute, or maintain any of such SLX Patents; and

(3) a mechanism for amending the arrangement in the event of the addition (or removal) of SLX Licensees.

For clarity, in the event that Redux, Kadmon and all SLX’s licensees cannot reach mutual agreement, SLX shall control the preparation, filing, prosecution and maintenance of such SLX Patents.

(ii) Funding. All documented, out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred by SLX in connection with the preparation, filing, prosecution and maintenance of the SLX Patents in the Program Field shall be borne by Redux. Kadmon shall provide Redux with an invoice of such costs at the end of each calendar quarter and Redux shall make all payments that are due within [***] after receipt of such invoice.

(iii) Interferences and/or Reexaminations. Redux shall not be responsible for the costs of any interference or reexamination initiated by SLX with respect to any SLX Patent in the Program Field, unless the Parties mutually agree in writing that it is reasonably necessary or useful to file and prosecute such interference or reexamination in connection with such SLX Patent to protect their interests in such SLX Patent, which agreement will not be unreasonably withheld or delayed. In the event of such agreement, unless otherwise agreed in writing by SLX, NTLS, Kadmon and Redux, all costs and expenses (including attorneys’ fees) reasonably incurred by SLX in connection with the interference or reexamination of any such SLX Patent shall be borne by Redux.

Notwithstanding any provision in this Section 9.2(b) to the contrary, and without limiting the generality of the provisions of Section 8.5, all of the provisions in this Section 9.2(b) are subject to the NTLS License. Subject to the foregoing, Kadmon shall use commercially reasonable efforts to cause SLX to cooperate with respect to the matters in this Section 9.2(b); provided, however, for the avoidance of doubt, Kadmon shall have no liability for SLX’s failure to cooperate with respect to any matter set forth herein, including in the event and under circumstances where Kadmon has no contractual right to compel SLX to cooperate, provided that Kadmon has used such commercially reasonable efforts.

9.3 Prosecution and Maintenance of Redux Patents.

(a) Prosecution and Maintenance. Redux shall have the sole responsibility to prepare, file, prosecute and maintain, in Redux’s name, any Patents arising as part of the Redux IP (the “Redux Patents”). Redux shall provide Kadmon and SLX with an update and the details regarding the filing, prosecution and maintenance status for each Redux Patent upon request and/or promptly following the end of each calendar quarter. Redux shall provide Kadmon and SLX with drafts of all proposed filings (including the initial application as well as any material correspondence with any Third Parties related to any filings) in a manner that allows Kadmon and SLX a reasonable opportunity for review and comment before such filings are made or due. Redux shall not unreasonably refuse to accept any suggestions, recommendations or instructions from Kadmon and/or SLX concerning the preparation, filing, prosecution, defense and maintenance of such Redux Patents, and to the extent otherwise possible, shall undertake the preparation, filling, prosecution and defense of such Redux Patents in a way that will not be detrimental to the research, development or commercialization of any Licensed Product.

(b) Broad Claims. Redux shall use Commercially Reasonable Efforts to seek the allowance of broad generic claims in all Redux Patents, consistent with Redux’s determination of enforceability, business considerations and other factors.

(c) Funding. Redux shall bear all costs and expenses (including attorneys’ fees) incurred in connection with the preparation, filing, prosecution and maintenance of all Redux Patents.

(d) Interferences and/or Reexaminations. Redux shall be solely responsible for the costs of any interference or reexamination with respect to the Redux Patents, unless the Parties mutually agree otherwise in writing.

9.4 Trademarks. Redux shall have the right to market the Licensed Products under Trademarks selected by Redux. Redux shall own all right, title and interest in and to such Trademarks. In addition, as between the Parties, Redux shall be solely responsible, at its sole cost and expense and in its sole and reasonable discretion, for (a) registering and maintaining the registration of such Trademarks, and (b) enforcing and/or defending such Trademarks.

9.5 Cooperation. Each Party shall provide the other Party with reasonable cooperation under this Article 9.

Article 10.
ENFORCEMENT

10.1 Notification. Each Party agrees to immediately notify the other Party in writing upon becoming aware of any infringement, misappropriation, illegal use or misuse of the Licensed IP in the Program Field and provide to the other Party all reasonably-available evidence of such infringement.

10.2 Redux Right to Enforce in the Program Field. Redux shall have the first right, but not the obligation, to take action against Third Parties in the courts, administrative agencies or otherwise, at Redux’s cost and expense, to prevent or terminate infringement, misappropriation, illegal use or misuse of the Licensed IP in the Program Field. Kadmon shall, at Redux’s cost and expense, and upon Redux’s reasonable request, cooperate with and reasonably assist Redux in connection with such proceeds, including, without limitation, providing supporting documentation and being named as a party to such litigation. Kadmon shall otherwise have the right to participate and be represented by its own counsel at its own expense in any such action, suit or proceeding, and Redux acknowledges and agrees that SLX shall have the right to participate in and be represented by its own counsel at its own expense in any such action, suit or proceeding relating to the SLX EP. Redux shall not enter into any settlement or compromise of such action, suit or proceeding that (a) affects or concerns the validity, enforceability, or ownership of any Licensed Patents or other Licensed EP in the Program Field, (b) involves an admission of wrongdoing on behalf of Kadmon or SLX, or (c) incurs damages on behalf of Kadmon or SLX, without the prior written consent of Kadmon or SLX, as applicable.

10.3 Kadmon and SLX Right to Enforce. In the event that Redux desists or fails (within [***] after notification in accordance with Section 10.1) to take action to prevent or terminate any infringement, misappropriation, illegal use or misuse of the Licensed IP in the Program Field, then Kadmon or SLX shall have the right, at such party’s sole discretion, to take such action. Redux shall, at the cost and expense of Kadmon or SLX, as applicable, and upon the reasonable request of Kadmon or SLX, as applicable, cooperate with and reasonably assist Kadmon or SLX, as applicable, in connection with such proceeds, including, without limitation, providing supporting documentation and being named as a party to such litigation.

10.4 Declaratory Judgment Actions: Licensed LP. In the event that a declaratory judgment action alleging invalidity, unenforceability, or non-infringement of the Licensed IP in the Program Field is brought against any of Kadmon, Redux or the Collaboration Parties, Redux shall have the first right to defend such action at its own expense. In the event that Kadmon and/or any of the Collaboration Parties is a named party in such action, Kadmon agrees, on its behalf and on behalf of the Collaboration Parties, that Redux shall control the defense of such action (including the terms and conditions of any settlement thereof) and all strategic decisions related to any such action shall be made by Redux; provided, however, that (a) each of the Collaboration Parties and Kadmon shall have the right to passively participate and be represented by its own counsel at its own expense in any such action, and (b) Redux shall give reasonable consideration to any strategic proposals or suggestions made by Kadmon or SLX. Kadmon agrees, on behalf of itself and SLX, that Kadmon and SLX shall cooperate with and reasonably assist Redux in any such action if so requested by Redux. In the event that Redux desists or fails (within [***] after notification) to defend such action, Redux acknowledges and agrees that Kadmon or SLX, as applicable, shall have the right, at its own expense, to control and defend such action, in accordance with the provisions of the NTLS License. In the event that Kadmon or SLX exercises its right to control and defend such action, Redux shall cooperate with and reasonably assist Kadmon or SLX, as applicable, in any such action if so requested by Kadmon or SLX.

10.5 Recoveries. All damages or other compensation of any kind recovered in such action, suit, or proceeding or from any settlement or compromise brought under this Article 10 shall first be used to reimburse each Party and/or SLX, as applicable, for its expenses in connection with such action, suit or proceeding (in proportion to the expenses of each Party or SLX if recovery is insufficient to cover all such expenses) and the remainder of such recovery shall be allocated [***] percent ([***]%) to the Party hereto taking the lead in the action, suit or proceeding.

Article 11.
INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1 Indemnity.

(a) Indemnification by Redux. To the greatest extent permitted by Applicable Law, Redux shall indemnify and hold harmless Kadmon and the Collaboration Parties and their respective Affiliates, and each of their respective officers, directors, employees, agents, members, managers, successors and assigns (each, a “Kadmon Indemnified Party”), from and against any and all claims, losses, diminution in value, costs, interest, awards, judgments, penalties, fees (including reasonable fees for attorneys and other professionals), court costs, liabilities, damages and expenses incurred by any Kadmon Indemnified Party (collectively, “Loss”), as a result of, arising out of, or relating to any and all Third Party suits, claims, actions, proceedings, investigations, litigation or demands based upon (i) any breach of any representation or warranty made by Redux herein or in any certificate, instrument or document delivered hereunder, (ii) any breach of any covenant, agreement or obligation of Redux contained herein, or in any certificate, instrument or document delivered hereunder, (iii) any act of gross negligence or willful misconduct by Redux in performing its obligations under this Agreement, (iv) the development, manufacture, use, handling, storage, sale or other disposition of any Licensed Product, or (v) the exercise by Redux, its Affiliates or sublicensees of the rights granted hereunder; in each case, except to the extent that (1) Redux is entitled to indemnification under Section 11.1(b) with respect to such Loss, or (2) such Loss arises from the gross negligence or willful misconduct of a Kadmon Indemnified Party.

(b) Indemnification by Kadmon. To the greatest extent permitted by Applicable Law, Kadmon shall indemnify and hold harmless Redux, its Affiliates and each of their respective officers, directors, employees, agents, members, successors and assigns (each, a “Redux Indemnified Party” and, together with the Kadmon Indemnified Parties, the “Indemnified Parties”), from and against any and all Loss, as a result of, arising out of, or relating to any and all Third Party suits, claims, actions, proceedings, investigations, litigation or demands based upon, (i) any breach of any representation or warranty made by Kadmon herein or in any certificate, instrument or document delivered hereunder or thereunder, (ii) any breach of any covenant, agreement or obligation of Kadmon contained herein, (iii) any act of gross negligence or willful misconduct by Kadmon in performing its obligations under this Agreement; in each case, except to the extent that (1) Kadmon is entitled to indemnification under Section 11.1(a) with respect to such Loss or (2) to the extent such Loss arises from the gross negligence or willful misconduct of a Redux Indemnified Party.

To the extent that (a) and (b) may be unenforceable for any reason, such Party shall make the maximum contribution to the payment and satisfaction of any Loss that is permissible under Applicable Law.

11.2 Notice of Claims. Any Indemnified Party that proposes to assert a right to be indemnified under Section 11.1 shall promptly notify Redux or Kadmon, as applicable (the “Indemnifying Party”), in writing, after becoming aware of any claim against such Indemnified Party as to which indemnity is requested hereunder (an “Indemnified Proceeding”); provided, however, that omission to so notify the applicable Indemnifying Party promptly of any such Indemnified Proceeding or incurrence or realization shall not relieve (a) such Indemnifying Party from any liability that it may have to such Indemnified Party under Section 11.1, except to the extent that such Indemnifying Party shall have been prejudiced by such omission, or (b) any other indemnitor from liability that it may have to any Indemnified Party. Such notice shall enclose a copy of all relevant documents, including all papers served and claims made.

11.3 Defense of Proceedings. In case any Indemnified Proceeding shall be brought against any Indemnified Party, it shall notify the applicable Indemnifying Party of the commencement thereof and such Indemnifying Party shall be entitled to participate in, and provided such Indemnified Proceeding involves a claim solely for money damages and does not seek an injunction or other equitable relief against the Indemnified Party and is not a criminal or regulatory action, to assume the defense of, such Indemnified Proceeding with counsel reasonably satisfactory to such Indemnified Party, and after notice from such Indemnifying Party to such Indemnified Party of such Indemnifying Party’s election to so assume the defense thereof and the failure by such Indemnified Party to object to such counsel within [***] following its receipt of such notice, such Indemnifying Party shall not be liable to such Indemnified Party for legal or other expenses related to such Indemnified Proceedings incurred after such notice of election to assume such defense except as provided below and except for the reasonable costs of investigating, monitoring or cooperating in such defense subsequently incurred by such Indemnified Party reasonably necessary in connection with the defense thereof. Such Indemnified Party shall have the right, at its own cost, to employ its counsel in any such Indemnified Proceeding.

11.4 Settlement. The Indemnifying Party shall not enter into any settlements or compromises that involves (a) an admission of wrongdoing or liability from the Indemnified Party, and/or (b) any payments from the Indemnified Party, in either case, without the Indemnified Party’s prior written consent.

11.5 Limitation of Liability. EXCEPT WITH RESPECT TO A BREACH OF ARTICLE 7 AND THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11.1, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, INDEPENDENT CONTRACTORS OR AGENTS SHALL HAVE ANY LIABILITY OF ANY TYPE (INCLUDING, BUT NOT LIMITED TO, CLAIMS IN CONTRACT, NEGLIGENCE AND TORT LIABILITY) FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF OPPORTUNITY, LOSS OF USE OR LOSS OF REVENUE OR PROFIT IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE SERVICES PERFORMED HEREUNDER, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE.

Article 12.
TERM AND TERMINATION

12.1 Term. The term of this Agreement will commence on the Effective Date and end on a country-by-country and Licensed Product-by-Licensed Product basis upon the expiration or invalidation of the last Valid Claim of a corresponding Patent Covering such Licensed Product in such country (the “Term”). Following the expiration of this Agreement pursuant to this Section 12.1 (and provided the Agreement has not been earlier terminated pursuant to any of the other provisions of Article 12), the license to Kadmon Know-How granted to Redux in Section 2.1 shall become perpetual, fully-paid up, royalty-free and irrevocable.

12.2 Termination for Cause.

(a) Either Party may terminate this Agreement if the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for forty-five (45) days after written notice thereof was provided to the breaching Party by the nonbreaching Party. Any termination shall become effective at the end of such [***] period unless the breaching Party has cured or remedied any such breach or default prior to the expiration of such period.

(b) Kadmon may terminate this Agreement, effective upon written notice to Redux, if Redux either brings or intentionally and materially assists a Third Party in any action denying infringement of or otherwise challenging any of the Licensed Patents.

12.3 Termination for Failure to Satisfy Diligence Obligations. Kadmon may terminate this Agreement in accordance with the provisions of Sections 6.2(b) and 6.2(c) in the event that Redux fails to satisfy the Diligence Obligations in accordance with the timelines set forth therein.

12.4 Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, are not dismissed within 120 days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within [***] thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination

12.5 Termination for Dissolution. This Agreement shall terminate immediately in the event Redux is dissolved.

12.6 Termination for Reversion. This Agreement shall terminate on a Licensed Product-by-Licensed Product basis in the event such Licensed Product reverts to the possession of the Stockholder Representative pursuant to Article VIII of the Merger Agreement.

12.7 Termination for Convenience. Redux may terminate this Agreement upon sixty (60) days prior written notice to Kadmon.

12.8 Effect of Termination or Expiration.

(a) Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason does not release either Party hereto from any liability which, at the time of such termination, has already accrued or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the nonbreaching Party may be entitled to seek injunctive relief as a remedy for any such breach. Such remedy shall not be considered to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b) License. The License shall automatically terminate upon termination or expiration of this Agreement.

(c) Sublicenses. Upon the termination of this Agreement, (i) any and all sublicenses granted by Redux pursuant to Section 2.2 shall remain in effect according to its terms with Kadmon becoming the licensor thereunder; (ii) Kadmon shall be entitled to payments and reports from the sublicensees under such sublicenses in accordance with Articles 4 and 5; and such sublicenses shall be deemed assigned to Kadmon if necessary to ensure continued payments.

(d) Payment; Return of Confidential Information. Upon the termination or expiration of this Agreement, Redux shall promptly: (i) pay to Kadmon all outstanding amounts, if any, accrued pursuant to this Agreement prior to termination or expiration; and (ii) at its own expense, return to Kadmon all relevant records and materials in Redux’s possession or control containing Kadmon’s or its Affiliates’, licensees’ or sublicensees’ Confidential Information.

(e) Cease Manufacture. Redux shall promptly discontinue, and cause its sublicensees to discontinue, the manufacture, use, marketing, sale and distribution of Licensed Products.

(f) Stock on Hand. Upon the termination of this Agreement, Redux may sell or, at its own expense, otherwise dispose of the stock of any Licensed Product then on hand until [***] after such termination, subject to Articles 4 and 5 and the other applicable terms of this Agreement, which such provisions shall survive for such [***] period.

(g) Reversion of Rights. Upon the termination of this Agreement, all rights sold, assigned or transferred to Redux hereunder shall revert to Kadmon, and Redux agrees to execute all instruments necessary and desirable to revert said rights in Kadmon.

12.9 Program Transfer.

(a) Upon the termination of this Agreement, in addition to any other remedies available at law or in equity, and in addition to its obligations pursuant to Section 12.8, Redux:

(i) shall promptly convey, transfer and assign to Kadmon (or its designee) all tangible documentation, know-how, data, reports, records or other materials or information, whether written or electronic, that is owned or Controlled by Redux, embodying or related to the Licensed IP, Redux IP, the Regulatory Files, the Compounds and/or the Program;

(ii) shall promptly provide Kadmon (or its designee) with all information regarding, and execute all documents reasonably necessary or desirable to convey, transfer and assign to Kadmon (or its designee), all Regulatory Files (including, without limitation, the Existing Regulatory Files) held in Redux’s name as of the termination of expiration of this Agreement;

(iii) grants to Kadmon (or its designee) a perpetual, irrevocable, worldwide, fully paid up, exclusive license under the Redux IP (with the right to grant sublicenses through one or more tiers of sublicensees) to make, have made, manufacture, have manufactured, formulate, use, have used, sell, offer for sale, have sold, import, export, research, develop, have developed, register, transport, distribute, promote, market or otherwise dispose of or offer to dispose of Licensed Products in the Program Field;

(iv) to the extent Redux owns or holds any right, title and interest in any Trademarks under which any Licensed Product has been or is being marketed or sold in the Program Field, assigns the same to Kadmon (or its designee); and

(v) shall promptly transfer or use Commercially Reasonable Efforts to assist Kadmon (or its designee), at Kadmon’s expense, to obtain all other materials, documentation, processes, Third Party licenses, and other items used by Redux in connection with its performance under this Agreement to the extent necessary for Kadmon (or its designee) to continue the development and commercialization of Licensed Products in the Program Field.

(b) For the avoidance of doubt, in the event that a reversion of a Licensed Product causes termination of this Agreement in accordance with Section 12.6, then (i) the provisions of this Section 12.9 shall apply only with respect to such reverted Licensed Product, and (ii) “SLX” shall be deemed to replace “Kadmon” in this Section 12.9 with respect to such Licensed Product. For the further avoidance of doubt, the provisions of this Section 12.9 shall survive termination of this Agreement.

12.10 Bankruptcy. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to “Intellectual Property” as defined in the Code. The Parties agree that each Party shall retain and may fully exercise all of its rights and elections under the Code

Article 13.
DISPUTE RESOLUTION

13.1 Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 13 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Agreement relating to any Party’s rights or obligations hereunder (collectively, “Disputes”) that is not resolved through good faith negotiation between the Parties.

13.2 Resolution by Executive Officers. Except as otherwise provided in this Agreement, in the event of any Dispute, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other Party, refer the Dispute to the other Party for attempted resolution by good faith negotiation between the chief executive officers of the Parties within [***] after such notice is received. Any Disputes shall be referred to the chief executive officers for attempted resolution. Except as set forth in Section 13.4 or 13.5, each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved under this Section 13.2 in accordance with Section 13.3.

13.3 Arbitration. Within [***] after receipt of an arbitration notice from a Party, the Parties shall attempt in good faith to agree on a single neutral arbitrator with relevant industry experience to conduct the arbitration. If the Parties do not agree on a single neutral arbitrator within [***] after receipt of an arbitration notice, each Party shall select one (1) arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator with relevant industry experience to constitute a panel of three (3) arbitrators to conduct the arbitration in accordance with the Rules. In the event that only one of the Parties selects an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the Dispute or any all unresolved issues subject to the arbitration. Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within [***] after the final hearing before the panel. The place of arbitration shall be New York, New York, U.S., and the language used in any such proceeding (and for all testimony, evidence and written documentation) shall be English. Any arbitration under this Section shall be conducted with the American Arbitration Association (“AAA”) Commercial Arbitration Rules (or the AAA International Arbitration Rules, if recommended under the AAA guidelines) (the “Rules”), as such Rules may be amended from time to time. In such arbitration the governing law to be applied is as described in Section. The Parties acknowledge that they desire for any arbitration to be conducted in an efficient, speedy and economical manner. The Parties shall use good faith efforts to complete arbitration under this Section within [***] following the initiation of such arbitration. In order to effectuate this desire, the arbitrators shall establish procedures reasonably directed to facilitating such goals and completing such arbitration within such [***] period. The decision or award of the arbitrator(s) shall be final, binding, and incontestable and may be used as a basis for judgment thereon in any jurisdiction. To the full extent permissible under Laws, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s), there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud. The arbitrator(s) shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Without limiting any other remedies that may be available under Laws, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages. Each Party shall bear its own costs and attorneys’ fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorneys’ fees, to the prevailing Party.

13.4 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

13.5 Patent Disputes. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of any patent in a country within the Territory shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of such country.

13.6 Confidentiality. Any and all activities conducted under this Section, including any and all proceedings and decisions of arbitrator(s) under this Article 13, shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 7.

Article 14.
MISCELLANEOUS PROVISIONS

14.1 Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure shall be defined as causes beyond the control of the Party, including acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion, nor’easter or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event, Redux or Kadmon, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed given only if delivered to the Party personally or sent to the Party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 14.2), by next Business Day delivery by a nationally recognized courier service, or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below:

Kadmon:

Kadmon Corporation, LLC

450 East 29th Street

New York, New York 10016

Attn: [***]

Facsimile: [***]

With a copy to: Kadmon Office of General Counsel

Redux:

Redux Therapeutics, LLC

902 Turkey Run Road

McLean, VA 22101

Attn: Eric Keller, CEO

Facsimile: [***]

or to such other address as such Party may from time to time specify by notice given in the manner provided herein to each other Party entitled to receive notice hereunder.

14.3 Entire Agreement. This Agreement (including any Annexes, Schedules, Exhibits or other attachments hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

14.4 Assignment. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party; provided, however, that Kadmon may assign this Agreement or any of its rights and obligations hereunder without the consent of Redux to (a) an Affiliate or (b) in connection with a merger or the sale (by stock or assets) of all or substantially all of the assets of Kadmon to which this Agreement relates. Assignment of this Agreement by either Party shall not relieve the assignor of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of each Party and their respective successors and permitted assigns.

14.5 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

14.6 Independent Contractor. Each Party shall be acting as an independent contractor in performing under this Agreement and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party.

14.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

14.8 Compliance with Laws. In performing under this Agreement, each Party shall comply with all Applicable Laws, including those of the United States Food and Drug Administration and all foreign laws affecting this Agreement or the development and/or sale of Licensed Products.

14.9 Export Controls. Redux and its Affiliates and sublicensees shall comply with all Applicable Laws controlling the export of certain commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Redux hereby gives written assurance that it will comply with, and will cause its Affiliates and sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or sublicensees, and that it will indemnify and hold Kadmon harmless for the consequences of any such violation.

14.10 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of all Parties.

14.11 Governing Law; Consent to Jurisdiction and Service of Process.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Subject to the dispute resolution provisions of Article 13, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in The City of New York, Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action or proceeding relating to this Agreement.

(c) Subject to the dispute resolution provisions of Article 13, each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

14.14 No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

14.15 Use of Name. Neither Party shall use the name of the other Party without the prior written consent of such other Party.

14.16 Press Releases. Neither Kadmon nor Redux shall issue any public announcement or written news releases relating to this Agreement unless such public announcement or written news release shall have been mutually approved in writing in advance by both Kadmon and Redux.

14.17 Extension to Affiliates. Each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates, provided, however, that Redux shall only have the right to extend such rights and immunities granted in this Agreement to an Affiliate by means of a properly executed sublicense agreement. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. The Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

14.18 No Third Party Beneficiary Rights. Except to the extent expressly set forth herein, this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

14.19 Interpretation. In this Agreement unless otherwise specified (a) “includes” and “including” shall mean includes and including without limitation; (b) a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking; (c) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted; (d) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (e) the Schedules and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and the Schedules and attachments; the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement; and (f) general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

KADMON CORPORATION, LLC

By:	/s/ Harlan Waksal
	Name:	Harlan Waksal
	Title:	President and CEO

REDUX THERAPEUTICS, LLC

By:	/s/ Eric Keller
	Name:	Eric Keller
	Title:	CEO

[Signature Page to Exclusive Sub-License Agreement for KD-026 and KD-027]

Schedule 1.33
Kadmon Patents

None.

Schedule 1.68
SLX Patents

[***]

Schedule 2.1

[***]

Schedule 3.1
Existing Regulatory Files

[***]